Exhibit 99.1
MERCANTILE BANCORP ANNOUNCES SOLID SECOND QUARTER RESULTS
•	Second Quarter EPS Increases 7.9 Percent to 41 Cents

•	Net Interest Income Rises 11 Percent to $10.4 Million

•	Net Loans Steady at $1.03 Billion

•	Planned Roll-off of High-Cost CD’s Causes Modest Decline in Deposits

•	Core Deposit Growth Remains Strong
Quincy Illinois, July 18, 2007 — Mercantile Bancorp (AMEX: MBR) today reported net income for the second quarter ended June 30, 2007 of $2.4 million, or 41 cents per share, on 5,829,437 weighted average shares outstanding, compared with net income of $2.2 million, or 38 cents per share on 5,848,345 weighted average shares outstanding in the second quarter a year ago.
For the six months ended June 30, the company posted net income of $4.2 million, or 72 cents per share, on 5,830,585 weighted average shares outstanding, compared with net income of $4.2 million, or 71 cents per share, on 5,848,245 weighted average shares outstanding for the first six months of the previous year.
“Our second quarter performance was an improvement over the first quarter as the impact of our acquisition of Royal Palm Bank in late 2006 contributed to results. However, our performance was still impacted by the combination of factors we have been experiencing for the past year,” said Ted T. Awerkamp, President and Chief Executive Officer. “Intense competition among financial institutions for loans and deposits, a continuation of the well-documented softness in the housing market and a flat interest rate curve all had an impact on our results. This combination made it challenging to generate loans and to price them in a manner that provided reasonable margins.”
Net interest income for the second quarter rose by 11.2 percent to $10.4 million from $9.4 million in the second quarter a year ago. The increase is due primarily to the inclusion of results from Royal Palm Bank, based in Naples, Florida, which was acquired in November, 2006. “The softness in the housing market clearly had an effect on the second quarter,” Awerkamp noted. “Both individuals and commercial customers took a cautious approach to making additional loan commitments. That ratcheted up the level of competition for loans of all types. Although our markets have been more stable in terms of lending activity than the nation as a whole, we nonetheless saw the level of lending grow more slowly than previously anticipated.”
Net interest income for the first six months of 2007 was $20.8 million compared with $18.3 million in the first half of the prior year, an increase of 13.6 percent. The growth primarily reflects the inclusion of Royal Palm Bank’s results for the entire six month period.
Noninterest income in the second quarter rose to $2.8 million from $2.4 million in the comparable period last year. For the first six months of 2007, noninterest income rose to $5.1 million from $4.8 million in the same period a year earlier. “We have made it a priority to grow noninterest income,” Awerkamp stated. “Although the initiatives to accomplish this are still in their infancy, they are gaining traction. Over the long term we believe they can become a more significant part of our total income stream.”

Noninterest expense in the second quarter rose to $9.4 million from $7.5 million in the same period last year. For the first six months of the current year, noninterest expense amounted to $18.6 million vs. $15.3 million in the comparable period a year earlier. The increases in both the three- and six-month periods primarily reflect noninterest expenses attributable to the Royal Palm acquisition. Due to the timing of the acquisition, no Royal Palm expenses were included in the prior-year periods. Additionally, noninterest expenses include costs related to the expansion of the company’s subsidiary, Mid-America Bancorp, whose operating unit, Heartland Bank, opened two new locations late in 2006 in the Kansas City metro market.
Mercantile said its efficiency ratio rose in the second quarter to 71 percent compared with 64 percent in the comparable period a year earlier. The increase reflects both the Royal Palm acquisition, the integration of which is still underway, and the costs associated the two new branches opened by Heartland Bank, which have not yet matured. Commenting on the lower efficiency level, Awerkamp said, “We are accepting a temporarily lower-than-normal level of operating efficiency in order to facilitate growth. It is an unfortunate fact that expenses do not rise in lock-step with revenue. We view the higher level of costs as a form of investment we will more than recover as they reach their full earning potential.”
Average assets in the second quarter were $1.4 billion. This compares to average assets of $1.1 billion in the second quarter of last year. Although, as expected, the Royal Palm acquisition was a major contributor to the increase, particularly strong performance at Heartland Bank was also a factor in the growth.
Net loans at the end of the second quarter stood at $1.03 billion, approximately level compared with $1.02 billion at the end of 2006. “The steady level of loans compared with the end of last rear reflects active management of credit risk and the portfolio as a whole. We decided to withdraw from involvement in certain commercial loans that we believe were no longer consistent with our lending practices. The current environment has meant it is taking longer to replace those loans. We believe the actions were prudent and eliminated risks with which we were no longer comfortable,” Awerkamp stated.
Total non-performing loans increased from $4.2 million at June 30, 2006 to $11.1 million at June 30, 2007. The increase was primarily due to several large commercial real estate loans that are in foreclosure proceedings and being closely monitored by management. The Company is confident that the subject property values provide adequate collateral, and full recovery is expected.
Deposits at mid-year stood at $1.12 billion, down modestly from their level of $1.17 billion at the end of 2006. Awerkamp said “The decline in deposits is due to a combination of normal variation and a decision we made to allow certain high-cost brokered CD’s to run off. Our core deposit growth has been very strong and we believe the higher cost CD’s can be replaced in a reasonable amount of time with lower-cost core deposits as funding needs increase with loan growth. Moreover, our high retention rate for core deposits helps reduce the extent to which we are affected by deposit repricing.”
The executive said it is important to recognize that changes in loan and deposit totals are due to active management of the company’s balance sheet. “The banking environment is in a state of flux.

Under such conditions, we want to proceed with a certain amount of caution so we are well-positioned to take advantage of opportunities that may present themselves as we go forward.”
Awerkamp also said Mercantile continued to pursue its three-pronged strategy for growth in the second quarter. “We have been active in a number of areas. Our previously announced acquisition of HNB Financial Services is winding its way through the regulatory approval process. We currently expect that transaction to close late in the third quarter of this year. When complete, HNB is expected to give us a stronger position in eastern Missouri and a presence in the fast-growing northern portion of metropolitan St. Louis.
“We also continued our efforts to generate long-term growth through strategic investments in de novo banks. In the second quarter we announced two transactions. We agreed to acquire a 4.4 percent interest in a newly-formed community banking organization in the metropolitan Denver area that intends to focus on serving the large Hispanic segment of the population. We also monetized an investment by agreeing to sell our interest in New Frontier Bancshares, Inc. of St. Charles, Missouri for $6.8 million, which will generate a pre-tax gain of approximately $2.1 million. That transaction should close in the fourth quarter.
Awerkamp pointed out that Mercantile has also made progress in the company’s core bank operations. “The investments we’ve made in technology allow us to remain competitive by offering a range of services comparable to those available from larger banks. Further, our infrastructure makes possible the effective integration of locations that are geographically distant from our Quincy headquarters.”
“Looking toward the second half, we remain cautiously optimistic,” Awerkamp stated. “In recent weeks, we have seen what appears to be the start of a return to a more normal relationship between long-term and short-term interest rates. Although it is premature to draw any definitive conclusions, movement toward an interest rate curve closer to historic norms should allow us to obtain more reasonable pricing on new loans and relieve some of the pressure on margins we have been experiencing.”
“We believe the current environment will create a number of new opportunities for growth from internal sources and through strategic acquisitions. By marshalling our resources, we are well-positioned to take full advantage of those opportunities when they arise and deliver increased value to our shareholders,” Awerkamp concluded.
Separately, Mercantile noted it recently amended and extended an existing line of credit through US Bank, N.A., which expired June 30, 2007. The new $8 million credit facility bears interest at a floating rate relative to changes in the national prime interest rate until maturity on June 30, 2008. The Company intends to continue to use this revolving credit line for various corporate purposes, including, but not limited to, pursuit of the Company’s growth and operating strategy, stock repurchases, and/or other general corporate purposes. The amount of the new facility has been reduced from its previous level of $15 million. Mercantile noted it expects to incorporate the additional $7 million previously included in the credit facility in other borrowings being contemplated in relation to its previously announced acquisition of HNB Financial Services, Inc.

About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of three banks in Illinois, two banks in Missouri and one bank in each of Kansas and Florida, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority investments in eight community banks in Missouri, Georgia, Florida, North Carolina and Tennessee. Further information is available on the company’s website at www.mercbanx.com.
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements .
Tables follow...

MERCANTILE BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2007	2006
	(In Thousands)
	(Unaudited)
ASSETS

Cash and cash equivalents	$50,335	$99,147
Securities	194,934	188,579
Loans held for sale	5,787	1,660
Loans, net of allowance for loan losses	1,025,140	1,021,043
Premises and equipment	28,956	25,693
Interest receivable	9,682	10,277
Cash surrender value of life insurance	18,586	18,143
Goodwill	32,125	32,120
Other	29,744	26,165

Total assets	$1,395,289	$1,422,827

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits	$1,120,969	$1,166,814
Short-term borrowings	57,354	26,338
Long-term debt	96,899	107,249
Interest payable	5,436	6,039
Other	4,084	6,531

Total liabilities	1,284,742	1,312,971

Minority Interest	9,514	9,198

Total stockholders’ equity	101,033	100,658

Total liabilities and stockholders’ equity	$1,395,289	$1,422,827

MERCANTILE BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Six Months Ended
	June 30, 2007	June 30, 2006
	(In Thousands)
	(Unaudited)
Interest Income:
Loans and fees on loans	$39,974	$30,760
Securities:
Taxable	3,834	2,508
Tax exempt	844	889
Other	1,316	401

Total interest income	45,968	34,558

Interest Expense:
Deposits	21,287	14,309
Short-term borrowings	843	667
Long-term debt	3,025	1,268

Total interest expense	25,155	16,244

Net Interest Income	20,813	18,314

Provision for Loan Losses	1,181	1,403

Net Interest Income After Provision for Loan Losses	19,632	16,911

Noninterest Income:
Fiduciary activities	1,145	979
Brokerage fees	762	621
Customer service fees	1,854	1,739
Other service charges and fees	355	334
Net gains on loan sales	285	292
Other	715	807

Total noninterest income	5,116	4,772

Noninterest Expense:
Salaries and employee benefits	11,190	8,755
Net occupancy expense	1,277	923
Equipment expense	1,253	894
Professional fees	1,074	802
Postage and supplies	517	428
Other	3,306	3,504

Total noninterest expense	18,617	15,306

Minority Interest	334	386

Income Before Income Taxes	5,797	5,991

Income Taxes	1,577	1,818

Net Income	$4,220	$4,173

MERCANTILE BANCORP, INC.
SELECTED FINANCIAL HIGHLIGHTS

	Six Months Ended
	June 30, 2007	June 30, 2006
	(Dollars In Thousands
	except share data)
	(Unaudited)

EARNINGS AND PER SHARE DATA
Basic Earnings Per Share	$.72	$.71
Weighted average shares outstanding	5,830,585	5,848,245
Cash dividends paid per share	$.18	$.16
Book value per share	$17.40	$16.08
Tangible book value per share (1)	$11.52	$14.81
Ending number of common shares outstanding	5,806,745	5,848,245

AVERAGE BALANCES
Assets	$1,395,319	$1,143,028
Securities	$192,482	$158,029
Loans (2)	$1,030,181	$872,169
Earning assets	$1,273,412	$1,056,246
Deposits	$1,137,438	$954,888
Interest bearing liabilities	$1,166,620	$932,931
Stockholders’ equity	$101,535	$93,368

END OF PERIOD FINANCIAL DATA
Net interest income	$20,813	$18,314
Loans (2)	$1,042,340	$911,473
Allowance for loan losses	$11,413	$8,523

PERFORMANCE RATIOS
Return on average assets	.61%	.74%
Return on average equity	8.38%	9.01%
Net interest margin	3.27%	3.47%
Interest spread	2.91%	3.06%
Efficiency ratio	72%	66%
Allowance for loan losses to loans (2)	1.09%	.94%
Allowance as a percentage of non-performing loans	103%	204%
Average loan to deposit ratio	91%	91%
Dividend payout ratio	24.66%	22.54%

ASSET QUALITY
Net charge-offs	$381	$962
Non-performing loans	$11,100	$4,187
Other non-performing assets	$585	$528

(1)	Net of goodwill and core deposit intangibles

(2)	Loans include loans held for sale and nonaccrual loans

MERCANTILE BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	June 30, 2007	June 30, 2006
	(In Thousands)
	(Unaudited)

Interest Income:
Loans and fees on loans	$20,181	$16,026
Securities:
Taxable	1,946	1,288
Tax exempt	413	446
Other	520	124

Total interest income	23,060	17,884

Interest Expense:
Deposits	10,708	7,519
Short-term borrowings	475	393
Long-term debt	1,465	610

Total interest expense	12,648	8,522

Net Interest Income	10,412	9,362

Provision for Loan Losses	426	768

Net Interest Income After Provision for Loan Losses	9,986	8,594

Noninterest Income:
Fiduciary activities	572	494
Brokerage fees	454	302
Customer service fees	983	917
Other service charges and fees	173	164
Net gains on loan sales	177	148
Other	415	412

Total noninterest income	2,774	2,437

Noninterest Expense:
Salaries and employee benefits	5,562	4,355
Net occupancy expense	642	452
Equipment expense	641	451
Professional fees	579	474
Postage and supplies	254	183
Other	1,746	1,606

Total noninterest expense	9,424	7,521

Minority Interest	159	161

Income Before Income Taxes	3,177	3,349

Income Taxes	801	1,100

Net Income	$2,376	$2,249

MERCANTILE BANCORP, INC.
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended
	June 30, 2007	June 30, 2006
	(Dollars In Thousands
	except share data)
	(Unaudited)

EARNINGS AND PER SHARE DATA
Basic Earnings Per Share	$.41	$.38
Weighted average shares outstanding	5,829,437	5,848,245
Cash dividends paid per share	$.09	$.08
Book value per share	$17.40	$16.08
Tangible book value per share (1)	$11.52	$14.81
Ending number of common shares outstanding	5,806,745	5,848,245

AVERAGE BALANCES
Assets	$1,385,658	$1,146,626
Securities	$194,283	$155,684
Loans (2)	$1,031,215	$883,940
Earning assets	$1,263,813	$1,059,564
Deposits	$1,129,006	$957,113
Interest bearing liabilities	$1,157,062	$937,121
Stockholders’ equity	$101,631	$93,760

END OF PERIOD FINANCIAL DATA
Net interest income	$10,412	$9,362
Loans (2)	$1,042,340	$911,473
Allowance for loan losses	$11,413	$8,523

PERFORMANCE RATIOS
Return on average assets	.69%	.79%
Return on average equity	9.48%	9.62%
Net interest margin	3.30%	3.53%
Interest spread	2.93%	3.11%
Efficiency ratio	71%	64%
Allowance for loan losses to loans (2)	1.09%	.94%
Allowance as a percentage of non-performing loans	103%	204%
Average loan to deposit ratio	91%	92%
Dividend payout ratio	21.95%	21.05%

ASSET QUALITY
Net charge-offs	$185	$572
Non-performing loans	$11,100	$4,187
Other non-performing assets	$585	$528

(1)	Net of goodwill and core deposit intangibles

(2)	Loans include loans held for sale and nonaccrual loans
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